EXHIBIT 10.2

Exhibit A

FIRST AMENDMENT TO

AMENDED CHANGE IN CONTROL SEVERANCE

AGREEMENT

THIS FIRST AMENDMENT (“First Amendment”) is entered into the 26th day of March, 2013, by and between Insignia Systems, Inc., a Minnesota corporation (the “Company”), and Scott F. Drill (the “Executive”).

WHEREAS, the Company and Executive (collectively the “Parties”) are parties to that certain Employement Agreement dated March 26, 2013 (“Employment Agreement”).

WHEREAS, the Parties are also parties to that certain Amended Change in Control Severance Agreement dated May 1, 2012 (“Change in Control Agreement”) .

WHEREAS, the Parties would like to make certain changes to the Change in Control Agreement, as more particularly set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive, intending to be legally bound, hereby agree as follows:

1.  Section 3 of the Change in Control Agreement.

a.  Amount of Severance Payment. The first two paragraphs of Section 3 of the Change in Control Agreement are hereby deleted in their entirety and replaced with the following:

3.        Amount of Severance Payment. If a Change in Control occurs during Executive’s employment with the Company and after the date of this Agreement and Executive subsequently ceases to be employed by the Company prior to the second anniversary of the Change in Control, then the Company shall pay Executive a lump sum severance payment equal to two (2) times Executive’s annual base salary (as defined below) if the Change in Control is one in which News America Marketing In-Store Services LLC or any of its affiliated companies is the acquiring entity, and the Executive ceases to be employed for any reason (including voluntary resignation) other than death or cause (as defined below). The Company shall be entitled to deduct from the lump sum severance payment any amounts which the Company is required by law to withhold from such a payment.

Only for purposes of this Section 3, the term “annual base salary” means $316,200.

b.  Remaining Provision. The remaining provision of Section 3 of the Change in Control Agreement concerning timing of payment and Section 409A of the Internal Revenue Code shall remain in full force and effect.

2.  Section 4 of the Change in Control Agreement.

a. Section 4 of the Change in Control Agreement is hereby deleted in its entirety and replaced with the following:

4.        Circumstances in Which Severance Shall Not Be Paid. Notwithstanding the provisions of Section 3, the Company shall not be obligated to make any lump sum severance payment under this Agreement if, following a Change in Control, Executive ceased to be employed by the Company due to:

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(a)        Executive’s death or disability; or

(b)        termination of Executive by the Company for Cause (as defined below).

For purposes of this Section 4, the following defined terms have the meanings indicated:

“Cause” means termination by the Company of Executive’s employment due to:

(1)        conviction of a felony;

(2)        the willful and continued failure of Executive to perform his essential duties; or

(3)        gross misconduct which is materially injurious to the Company;

provided, however, that the matters referred to in clause (2) or (3) shall not be deemed to constitute “Cause” unless the Company has first given Executive written notice specifying the conduct by Executive that constitutes such failure or gross misconduct and Executive has failed to remedy the same to the reasonable satisfaction of the Company’s Board of Directors.

3.        Ratification. Except as specifically provided in this First Amendment, each and every provision of the Change in Control Agreement, as amended through the date hereof remains, and is, in all respects, in full force and effect. Notwithstanding the foregoing, in the event the Company fails to meet the provisions of Section 3 of Executive’s Employment Agreement, this First Amendment shall be rendered null and void, and the terms of the Change in Control Agreement shall be in full force and effect except that the amount of the the lump sum payment due, if any, shall remain equal to two (2) times the Executive’s annual base salary set at $316,200 for the purposes of this First Amendment to the Change in Control Agreement.

4.        Counterparts. This First Amendment may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

5.        Miscellaneous. The provisions hereof are binding upon and inure to the benefit of the Parties and their respective personal representatives, successors and assigns. This First Amendment, together with the Employment Agreement and Change in Control Agreement, constitute the entire understanding between the Parties in respect to the subject matter hereof.

IN WITNESS HEREOF, the Parties have executed this First Amendment as of the date set forth herein.

Insignia Systems, Inc.		Scott F. Drill

By:	/s/ John Gonsior	By:	/s/ Scott F. Drill

Its:	CFO	Dated:	March 26, 2013

Dated:	March 28, 2013

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AMENDED CHANGE IN CONTROL SEVERANCE

AGREEMENT

AGREEMENT made as of May 1, 2012, by and between Insignia Systems, Inc., a Minnesota corporation (the “Company”), and Scott F. Drill (the “Executive”).

WHEREAS, the Company, as a publicly held corporation, recognizes the possibility of a change in control of the Company, and that such possibility and the uncertainty and questions which it may raise could result in Executive leaving the Company or in distraction of Executive in the performance of Executive’s duties to the detriment of the Company and its shareholders; and

WHEREAS, it is in the best interests of the Company and its shareholders to encourage the availability of Executive’s services to parties who may in the future acquire control of the Company and to provide an incentive for Executive to remain with the Company during any period of uncertainty leading up to a change in control;

WHEREAS, based on the foregoing, the Company wishes to provide that, in the event of a change in control of the Company, Executive will receive certain benefits if Executive’s employment by the Company ceases for certain reasons within a specified period following the change in control;

NOW, THEREFORE, in consideration of the foregoing and the provisions of this Agreement, the parties hereto agree as follows:

1.        General Provisions. This Company shall pay Executive a lump sum severance payment if Executive ceases to be employed by the Company within two years following a Change in Control (as defined below) for certain reasons specified in this Agreement. Nothing in this Agreement alters the “at will” nature of Executive’s employment by the Company. This means that either before or after a Change in Control, either the Company or the Executive may terminate Executive’s employment by the Company, either with or without cause, for any reason or no reason. This Agreement relates only to whether Executive shall be entitled to certain severance payments following cessation of employment. No right to severance payments shall arise under this Agreement unless and until there occurs a Change in Control.

2.        Definition of Change in Control. For purposes of this Agreement, a “Change in Control” shall be considered to occur if any of the following occurs after the date of this Agreement:

(a)	the closing of the sale of all or substantially all of the assets of the Company;

(b)	the closing of a merger, consolidation or corporate reorganization of the Company which results in the stockholders of the Company immediately prior to such event owning less than 50% of the combined voting power of the Company’s capital stock immediately following such event;

(c)	the acquisition by any person (or persons who would be considered a group under the federal securities laws) who as of the date of this Agreement own less than 25% of the voting power of the Company’s outstanding voting securities, of beneficial ownership of securities representing 40% or more of the combined voting power or the Company’s then outstanding securities; or

(d)	the election to the Company’s board of directors of persons who constitute a majority of the board of directors and who were not nominated for election by the board of directors as part of a management slate.

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3.        Amount of Severance Payment. If a Change in Control occurs after the date of this Agreement and Executive subsequently ceases to be employed by the Company prior to the second anniversary of the Change in Control, then the Company shall pay Executive a lump sum severance payment equal to twenty-four (24) months of Executive’s base salary (as defined below) if (a) the Change in Control is a “hostile takeover” and the Executive ceases to be employed for any reason (including voluntary resignation) other than death or cause (as defined below), or (b) the Change in Control is not a “hostile takeover” and the Executive ceases to be employed due to a reason not precluding payment under Section 4. The Company shall be entitled to deduct from the lump sum severance payment any amounts which the Company is required by law to withhold from such a payment.

For purposes of this Section 3, the terms “base salary” and “hostile takeover” are defined as follows. “Base salary” means either $316,200 or the Executive’s annual base salary in effect immediately prior to the Change in Control, whichever is higher. “Hostile takeover” means a Change in Control (a) that is not approved in advance of a public announcement by the Company’s Board of Directors or a committee of the Board of Directors authorized by the Board to consider the Change in Control, or (b) in which the acquiring entity is a direct competitor of the Company, including but not limited to Valassis Sales and Marketing Services, Inc., News America Marketing In-Store, Inc., and Vestcom International, Inc., and their affiliated companies.

Payment due under this Agreement shall be made on the 60th day after Executive’s termination of employment, except that if Executive is then a “key employee” of the Company, as defined in Section 409A of the Internal Revenue Code, payment shall be made on the date which is six months after termination of employment, or to his heirs upon his death if earlier; provided, however, that no payment shall be made unless Executive has first delivered to the Company the Release described in Section 11, and the Release has not been rescinded during any applicable rescission period.

4.        Circumstances in Which Severance Shall Not Be Paid. Notwithstanding the provisions of Section 3(b) above, the Company shall not be obligated to make any lump sum severance payment under this Agreement if, following a Change in Control, Executive ceased to be employed by the Company due to:

(a)	Executive’s death or disability;

(b)	termination of Executive by the Company for Cause (as defined below); or

(c)	resignation by Executive for any reason other than a Good Reason (as defined below), including retirement.

For purposes of this Section 4, the following defined terms have the meanings indicated:

“Cause” means termination by the Company of Executive’s employment due to:

(1)	conviction of a felony;

(2)	the willful and continued failure of Executive to perform his essential duties; or

(3)	gross misconduct which is materially injurious to the Company;

provided, however, that the matters referred to in clause (2) or (3) shall not be deemed to constitute “Cause” unless the Company has first given Executive written notice specifying the conduct by Executive that constitutes such failure or gross misconduct and Executive has failed to remedy the same to the reasonable satisfaction of the Company’s Board of Directors.

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“Good Reason” shall mean any of the following, unless Executive gives his or her prior written consent:

(1)	the assignment to Executive of any duties inconsistent with Executive’s status or position with the Company, or a substantial reduction in the nature or status of Executive’s responsibilities from those in effect immediately prior to the Change in Control;

(2)	a reduction by the Company in Executive’s annual base salary in effect immediately prior to the Change in Control;

(3)	the relocation of the Company’s principal executive offices to a location more than fifty miles from Minneapolis, Minnesota or the Company requiring Executive to be based anywhere other than the Company’s principal executive offices, except for required travel on the Company’s business to an extent substantially consistent with Executive’s prior business travel obligations;

(4)	the failure by the Company to continue to provide Executive with benefits at least as favorable to those enjoyed by Executive under any of the Company’s pension, life insurance, medical, health and accident, disability, deferred compensation, incentive awards, incentive stock options, or savings plans in which Executive was participating at the time of the Change in Control, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive Executive of any material fringe benefit enjoyed at the time of the Change in Control, or the failure by the Company to provide Executive with the number of paid vacation days to which Executive is entitled at the time of the Change in Control, provided, however, that the Company may amend any such plan or programs as long as such amendments do not reduce any benefits to which Executive would be entitled upon termination; or

(5)	any termination of Executive’s employment which is not made pursuant to a Notice of Termination satisfying the requirements in Section 5 below.

5.        Notice of Termination. Any termination of Executive’s employment by the Company or by Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with the notice provisions of Section 6. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which indicates the specific facts and circumstances claimed to provide the basis for termination.

6.        Method of Giving Notice. All notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage pre-paid, addressed to the last known residence address of the Executive, or in the case of the Company, to its principal office to the attention of each of the then directors of the Company with a copy to its Secretary, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

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7.        Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the parties. No waiver by either party thereto at any time of any breach by the other party to this Agreement, or of compliance with any condition or provision of this Agreement to be performed by such other party, shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or similar time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. This Agreement shall be governed by the laws of the State of Minnesota. This Agreement supersedes all prior agreements on this subject matter.

8.        Arbitration of Disputes. Any and all disputes between the parties relating to this Agreement or any alleged breach of this Agreement shall be resolved by binding arbitration held in the City of Minneapolis pursuant to the Commercial Arbitration Rules of the American Arbitration Association before a single arbitrator. In the event that Executive is determined by the arbitrator to be the prevailing party in such an arbitration, the arbitrator shall award Executive, as an additional element of damages, his or her attorneys’ fees and legal expenses actually incurred in the enforcement of this Agreement and in the arbitration proceeding. Judgment on the arbitration award may be entered by any court having jurisdiction.

9.        Successors. This Agreement shall be binding upon and inure to the benefit of the respective heirs, personal representatives, successors and assigns of the parties hereto.

10.        Exclusive Benefits. The benefits provided by this Agreement are in lieu of all other severance, change in control, or similar benefits payable to Executive due to termination following a Change in Control.

11.        Release. As a condition to receiving any benefits under this Agreement, Executive shall be required to deliver a standard release to the Company releasing the Company and its shareholder, directors, officers, employees, agents and affiliates from any and all claims relating to Executive’s employment and termination of employment.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EXECUTIVE:	INSIGNIA SYSTEMS, INC.

/s/ Scott F. Drill	By:	/s/ John Gonsior
Scott F. Drill

	Its:	CFO

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